Exhibit 10.8.1

Agreement on Modifications to the DCR Crude Supply Agreement1

Statoil Marketing & Trading (US) Inc. (“Statoil”) has exercised its term extension right under Section 3(b) of the Crude Oil / Feedstock Supply / Delivery and Services Agreement dated effective April 7, 2011 (as amended and modified from time to time, the “DCR CSA”) between Statoil and Delaware City Refining Company LLC (“DCR”)2, to extend the term of the DCR CSA through December 31, 2015.3

The parties hereto hereby agree that the DCR CSA shall be and hereby is amended and modified to incorporate the following terms4:

#	Subject	Modification related to the DCR CSA
1.	Procurement of U.S. and Canadian Onshore Oil by Rail

a)      On and after January 1, 2013, DCR, independent of Seller, shall have the right to directly purchase and deliver U.S. and Canadian onshore origin Oil (including other feedstocks or diluents) that is transported by railroad for use in the Refinery to the Refinery and may transfer such Oil to refineries it or its affiliates own. All Oil or Feedstock delivered by vessel to the Refinery will be supplied by Seller. The Parties agree that if a currently unforeseen opportunity arises to deliver Oil and Feedstock to the Refinery by railroad from an area not currently in production and not covered by the prior sentence, that the Parties shall negotiate in good faith arrangements to facilitate supply to the Refinery of such Oil and Feedstock if desired by the Refinery.

b)      DCR, except in the event of operational upsets or logistics disruptions to or from the Refinery, shall maintain segregated storage for all of the Oil it purchases and supplies to the Refinery and will not comingle such Oil with the Oil or Feedstock owned by Statoil. In the event of commingling, the parties shall reasonably cooperate with one another to resolve the situation.

2.	Waterborne Crude Supplied to the Refinery	Statoil will continue to have the exclusive right to supply waterborne crude to the Refinery in accordance with the terms of the DCR CSA as amended hereby.
3.	Conforming Provisions

The DCR CSA is hereby revised to include the following items: (a) per Barrel service fees payable to Statoil of 5 cents per barrel for Supply Point Method transactions and 20 cents per barrel for Execution Method transactions, and (b) adjustment to the PDA to align the payment to Statoil with the percentage of Oil and Feedstock run by the Refinery that is supplied by Statoil.

The parties hereto may include additional modifications to the DCR CSA as appropriate by their mutual agreement, such as: modifications to the manner of shifting the pricing index between WTI CME and ICE Brent, simplifying small volume intermediate feedstock transactions by using a single month end net payment process, line of credit modifications, shipping and lightering, and end of contract Oil inventory run off period provisions, but the parties are not bound to incorporate other issues that have been discussed in prior negotiations unless final language is mutually agreed upon.

[1]	Referred to herein as the “Agreement.”
[2]

As used herein, “DCR” shall include its parent, PBF Holding Company LLC (“PBFH”), which shall be included, jointly and severally, in the definition of Buyer for purposes of the DCR CSA and this Agreement.

[3]	The term extension notice is being delivered prior to or concurrently with this Agreement.
[4]	Capitalized terms used in this Agreement that are not otherwise defined shall have the meanings attributed to them in the DCR CSA.

4.	PBFH identified Waterborne Cargos to be split between the Refinery and the Paulsboro Refinery

Upon termination of the CSA for the Paulsboro Refinery including as such CSA may be amended and restated, PBFH will be an active market participant in supplying waterborne Oil and Feedstock to the Paulsboro Refinery and as such will have access to market information. If PBFH identifies a cargo that it would like to have supplied in part to the Paulsboro Refinery and in part to the Refinery, PBFH may direct Statoil to purchase such cargo, Statoil will execute the purchase and arrange for delivery, and (a) for the portion to be delivered to the Refinery, PBFH will pay Statoil fees in accordance with the DCR CSA (as modified hereby) under either Execution Method or Supply Point Method as agreed by DCR and Statoil, and (b) for the portion to be delivered to the Paulsboro Refinery, PBFH will purchase the volume as a spot cargo on Statoil’s general terms and conditions for spot transactions subject to any changes the Parties may mutually agree upon.

Statoil recognizes that under special circumstances (due to operational and/or technical emergency situations at the Paulsboro Refinery) PBFH may need to discharge Oil or Feedstock that was intentionally acquired for the Paulsboro Refinery into DCR storage tanks. Such Oil or Feedstock can either be run at the Refinery or shipped back to the Paulsboro Refinery, but in either case such Oil or Feedstock will have to be purchased by Statoil, and the terms of the DCR CSA will apply. The volume of Oil or Feedstock treated in this manner will be limited, and no waterborne Oil or Feedstock will be intentionally acquired by PBFH pursuant to this provision for use at the Refinery.

5.	PBFH identified Waterborne Cargos for the Refinery	If PBFH identifies a cargo that it would like to acquire for the Refinery, PBFH will direct Statoil to purchase such cargo, Statoil will execute the purchase and arrange for delivery to the Refinery, and PBFH will pay fees and expenses for such cargo as an Execution Method transaction in accordance with the DCR CSA terms as modified hereby.
6.	Intentionally Omitted.
7.	Intent and Cooperation of Parties	In line with the basic tenets of the existing DCR CSA, it will be the intent of the parties to provide the optimal Oil/Feedstock to the refinery in order to maximize the profitability of the refinery and the parties shall work together towards this objective. This should be achieved using the well-defined mechanisms in the current transaction documents as modified hereby.

The parties hereby agree to promptly negotiate in good faith an amendment and restatement of the DCR CSA which incorporates all of the modifications described above with appropriate details thereto. However, the parties hereby expressly agree that upon the execution of this Agreement each of the modifications described in this Agreement in the above table shall become fully binding, and as of the effective date set forth on the signature page, are and shall be enforceable regardless of whether the parties have yet executed the amendment and restatement which shall set forth the details of the modifications set forth above.

Executed by each of the parties hereto effective as of October 31, 2012.

STATOIL MARKETING & TRADING (US) INC.

By:	/s/ Ragnar Bulie

Name:	Ragnar Bulie

Title:	Vice President, SMT (US) INC.

DELAWARE CITY REFINING COMPANY LLC

By:	/s/ Donald Lucey

Name:	D.F. Lucey

Title:	EVP Commercial

PBF HOLDING COMPANY LLC

By:	/s/ Donald Lucey

Name:	D.F. Lucey

Title:	EVP Commercial

(Signature Page to the Agreement on Modifications to the DCR Crude Supply Agreement)